EXHIBIT (d)(5)

Restricted Stock Award (#)

BRONCO DRILLING COMPANY, INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD CERTIFICATE

THIS IS TO CERTIFY that Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), has offered you (the “Participant”) the right to receive Common Stock (the “Stock” or “Shares”) of the Company under its 2006 Stock Incentive Plan (the “Plan”), as follows:

Name of Participant:

Address of Participant:

Number of Shares:

Offer Grant Date:

Offer Expiration Date:	15 Days after the Offer Grant Date

Vesting

Commencement Date:

Vesting Schedule:

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Restricted Stock Award Agreement, which is attached hereto as Annex I and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Restricted Stock Award rights granted pursuant to this Certificate and the related Restricted Stock Award Agreement and to receive the shares of Restricted Stock of Bronco Drilling Company, Inc. designated above subject to the terms of the Plan, this Certificate and the Award Agreement.

PARTICIPANT:		BRONCO DRILLING COMPANY, INC.

By:		By:
	, an individual		D. Frank Harrison, Chief Executive Officer

Dated:		Dated:

Bronco Drilling Company, Inc. Restricted Stock Award Certificate

ANNEX I

BRONCO DRILLING COMPANY, INC.

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”), is made and entered into on the execution date of the Stock Award Certificate to which it is attached (the “Certificate”), by and between Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), and the Director, Employee or Consultant (“Participant”) named in the Certificate.

Pursuant to the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan (the “Plan”), the Administrator of the Plan has authorized the grant to Participant of the right to receive shares of the Company’s Common Stock (the “Award”), upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Basis for Award. This Award is made pursuant to the Plan for valid consideration provided to the Company by the Participant. By your execution of the Certificate, you agree to accept the Restricted Stock Award rights granted pursuant to the Certificate and this Restricted Stock Award Agreement and to receive the shares of Restricted Stock of Bronco Drilling Company, Inc. designated in the Certificate subject to the terms of the Plan, the Certificate and this Award Agreement.

2. Restricted Stock Award. The Company hereby awards and grants to Participant, for valid consideration with a value in excess of the aggregate par value of the Common Stock awarded to Participant, the number of shares of Common Stock of the Company set forth in the Certificate, which shall be subject to the restrictions and conditions set forth in the Plan, the Certificate and in this Agreement (the “Restricted Stock”). One or more stock certificates representing the number of Shares specified in the Certificate shall hereby be registered in the Participant’s name (the “Stock Certificate”), but shall be deposited and held in the custody of the Company for the Participant’s account as provided in Section 10 hereof until such Restricted Stock becomes vested. Participant acknowledges and agrees that that Shares may be issued as a book entry with the Company’s transfer agent and that no physical certificates need be issued for so long as the shares remain Unvested Shares. Subject to the terms of this Agreement, Participant shall have all the rights of a stockholder with respect to the Restricted Stock while they are held in the custody of the Company for Participant’s account, including the right to vote the Restricted Stock and to receive any dividends thereon.

3. Vesting. The Restricted Stock shall vest and restrictions on transfer shall lapse subject to the Vesting Schedule set forth in the Certificate. Except as otherwise provided in this Section, if the Participant ceases Continuous Service for any other reason, the Unvested Shares shall be forfeited immediately. If the Participant provided consideration other than in the form of prior services, the Company may repurchase the Participant’s unvested Common Stock acquired under this Agreement as provided in Section 7.1(d) of the Plan (the “Right of Repurchase”).

Bronco Drilling Company, Inc. Restricted Stock Award Agreement

The Right of Repurchase shall be exercisable with respect to unvested stock at a price equal to the lesser of the purchase price at which such Common Stock was acquired under this Agreement or the Fair Market Value of such Common Stock. The Right of Repurchase may be exercised by the Company at any time within six months after the date of termination of Participant’s Continuous Service, provided that such exercise may in any event be extended at the election of the Company to a date that is at least 60 days after the six month anniversary of the date the stock was acquired from the Company.

4. Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

5. Tax Withholding.

(a) Participant agrees that, no later than the first to occur of (i) the date as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the Restricted Stock covered by this Agreement or (ii) the date required by Section 5(b) below, Participant shall pay to the Company (in cash or to the extent permitted by the Administrator, by tendering Company Stock held by the Participant, including shares of Restricted Stock held in escrow that become vested (“Share Withholding”), with a Fair Market Value on the date the Restricted Stock vests equal to the amount of Participant’s minimum statutory tax withholding liability, or to the extent permitted by the Administrator, a combination thereof) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock for which the restrictions shall lapse. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of such Company Stock. Payment of the tax withholding by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by tendering Company Stock or in the form of Share Withholding is subject to pre-approval by the Administrator, in its sole discretion, in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

(b) Participant may elect, within thirty (30) days of the Offer Grant Date, elect to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Restricted Stock less the amount, if any, paid by the Participant (other than by prior services) for the Restricted Stock granted hereunder pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. In connection with any such Section 83(b) election, Participant shall pay to the Company, or make such other arrangements satisfactory to the Administrator to pay to the Company based on the Fair Market Value of the Restricted Stock on the Offer Grant Date, any federal, state or local taxes required by law to be withheld with respect to such Shares at the time of such election. If Participant fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes required by law to be withheld with respect to such Shares.

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6. No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s service at any time. In the event Participant’s Continuous Service with the Company is terminated by the Company, by Participant or as a result of Participant’s death or disability, no unvested shares of Common Stock shall become vested after such termination of Continuous Service.

7. Representations and Warranties of Participant. Participant represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. Participant has received a copy of the Plan and has read and understands the terms of the Plan, the Certificate and this Agreement, and agrees to be bound by their terms and conditions. Participant acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock or disposition of the shares of Common Stock once vested, and that Participant should consult a tax advisor prior to such time.

(b) Stock Ownership. Participant is the record and beneficial owner of the shares of Restricted Stock with full right and power to transfer the Unvested Shares to the Company free and clear of any liens, claims or encumbrances and Participant understands that the stock certificates evidencing the Restricted Stock will bear a legend referencing this Agreement.

(c) SEC Rule 144. Participant understands that Rule 144 promulgated under the Securities Act may indefinitely restrict transfer of the Common Stock so long as Participant remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

8. Compliance with U.S. Federal Securities Laws. Participant understands and acknowledges that notwithstanding any other provision of the Agreement to the contrary, the vesting and holding of the Common Stock is expressly conditioned upon compliance with the Securities Act and all applicable federal and state securities laws. Participant agrees to cooperate with the Company to ensure compliance with such laws.

9. Forfeiture of Unvested Stock. Unless otherwise provided in an employment agreement, the terms of which have been approved by the Administrator, if unvested Common Stock (“Unvested Shares”) standing in the name of Participant on the books of the Company does not become vested on or before the expiration of the period during which the applicable vesting conditions must occur, such Unvested Shares shall be automatically forfeited and cancelled as outstanding shares of Common Stock immediately upon the occurrence of the event or time period after which such Unvested Shares may no longer become vested.

10. Restrictions on Unvested Shares.

(a) Deposit of the Unvested Shares. Participant shall deposit all of the Unvested Shares with the Company to hold until the Unvested Shares become vested, at which time such vested shares shall no longer constitute Unvested Shares. If requested by the Company, Participant shall execute and deliver to the Company, concurrently with the execution of this Agreement (and/or, if requested by the Company, from time to time thereafter during the Restricted Period) blank stock powers for use in connection with the transfer to the Company or its designee of Unvested Shares that do not become vested. The Company will deliver to

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Participant the Stock Certificate for the shares of Common Stock that become vested upon vesting of such shares.

(b) Restriction on Transfer of Unvested Shares. Participant shall not transfer, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of any of the Unvested Shares, except as permitted by this Agreement.

11. Adjustments. The number of Unvested Shares shall be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchanges of shares or other similar event affecting the Company’s outstanding Common Stock subsequent to the date of this Agreement. If Participant becomes entitled to receive any additional shares of Common Stock or other securities (“Additional Securities”) in respect of the Unvested Shares, the total number of Unvested Shares shall be equal to the sum of (i) the initial Unvested Shares; and, (ii) the number of Additional Securities issued or issuable in respect of the initial Unvested Shares and any Additional Securities previously issued to Participant.

12. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. To the extent that stock certificate(s) representing Unvested Shares are issued in physical form rather than through book entry with the Company’s transfer agent, Participant understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Common Stock, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Participant and the Company or any agreement between Participant and any third party:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

The above legend shall be removed at such time as the Shares in question are no longer subject to restrictions on public resale and transfer pursuant to this Agreement. Any legends required by applicable state or U.S. Federal securities laws shall be removed at such time as such legends are no longer required.

(b) Stop-Transfer Instructions. Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company will not be required (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares have been so transferred.

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13. Modification. The Agreement may not be modified except in writing signed by both parties.

14. Plan. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the Plan have the same definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by references, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Participant.

16. Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement, the Certificate and the Plan, the Plan shall govern and control.

17. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated on the signature page hereof or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.

18. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

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20. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Award or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.

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EXHIBIT A

Bronco Drilling Company, Inc. 2006 Stock Incentive Plan